As filed with the Securities and Exchange Commission on July 5, 2024

Registration No. 333-257771

Registration No. 333-271242

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257771

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-271242

UNDER

THE SECURITIES ACT OF 1933

DECISIONPOINT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1615 South Congress Avenue Suite 103, Delray Beach, FL 33445	37-1644635
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

DecisionPoint Systems, Inc., 2014 Equity Incentive Plan

(Full title of the plans)

Steve Smith

Chief Executive Officer

DecisionPoint Systems, Inc.

1615 South Congress Avenue, Suite 103

Delray Beach, Florida 33445

(561) 900-3723

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

R. Jeffrey Legath, Esq.

Stephanie Haas, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

(215) 994-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of DecisionPoint Systems, Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

●	Registration No. 333-257771, registering 2,195,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”), under the Company’s 2014 Equity Incentive Plan, filed with the U.S. Securities and Exchange Commission on July 8, 2021; and

●	Registration No. 333-271242, registering an additional 500,000 shares of Company Common Stock, under the Company’s 2014 Equity Incentive Plan, filed with the U.S. Securities and Exchange Commission on April 13, 2023.

On July 5, 2024, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 30, 2024, by and among the Company, Barcoding Derby Buyer, Inc., a Delaware corporation (“Parent”), and Derby Merger Sub, Inc., a Delaware corporation (“MergerCo”), MergerCo merged with and into the Company, with the Company continuing as the surviving company (the “Merger”). As a result of the Merger, the Company became a wholly-owned subsidiary of Parent.

In connection with the closing of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registrations Statements as of July 5, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on this 5th day of July, 2024.

DecisionPoint Systems, Inc.

By:	/s/ Melinda Wohl
Melinda Wohl
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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